EXHIBIT 99.1
Harvest Natural Resources to Present at the IPAA OGIS New York Conference
HOUSTON, April 8, 2011 /PRNewswire/ — Harvest Natural Resources, Inc. (NYSE: HNR) today announced that James A. Edmiston, President and Chief Executive Officer, will present at the Independent Petroleum Association of America (IPAA) Oil and Gas Investment Symposium in New York at 10:30 a.m. EDT on Tuesday, April 12, 2011.
The presentation can be heard live on our website at www.harvestnr.com or at http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=HNR&item_id=3848734. A replay of the presentation will be available soon after the live event. A copy of the presentation will also be available on the Harvest website at www.harvestnr.com.
About Harvest Natural Resources
Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.
CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716
“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2010 Annual Report on Form 10-K and other public filings.”